Registration No. 333-34950
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                       SECURITIES AND EXCHANGE COMMISSION

                                ----------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                ----------------

                                  VIZACOM INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)
                                   22-3270045
                      (I.R.S. Employer Identification No.)


        GLENPOINTE CENTRE EAST, 300 FRANK W. BURR BOULEVARD, 7TH FLOOR,
                           TEANECK, NEW JERSEY 07666
                                 (201) 928-1001
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MARK E. LEININGER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  VIZACOM INC.
                             GLENPOINTE CENTRE EAST
                           300 FRANK W. BURR BOULEVARD
                                    7TH FLOOR
                            TEANECK, NEW JERSEY 07666
                                 (201) 928-1001
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                              NEIL M. KAUFMAN, ESQ.
                             KAUFMAN & MOOMJIAN, LLC
                   50 CHARLES LINDBERGH BOULEVARD - SUITE 206
                          MITCHEL FIELD, NEW YORK 11553
                                 (516) 222-5100

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APPROXIMATE  DATE OF  COMMENCEMENT  OF PROPOSED  SALE TO THE PUBLIC:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                ----------------

                         CALCULATION OF REGISTRATION FEE


                                                      Proposed           Proposed
                                                       maximum            maximum         Amount of
      Title of each class of           Amount to    offering price       aggregate       registration
  securities  to be  registered     be registered      per unit        offering price         fee


Common stock . . . . . . . . . .      4,331,113       $2.9375 (1)       $12,722,644(1)     $3,359

Common stock issuable upon
exercise of warrants (2) . . . .        900,000        $ 3.00 (3)        $2,700,000(3)     $  713

Common stock issuable upon
conversion of principal and
interest under convertible
promissory notes  (2). . . . . .        182,118        $ 3.00 (3)          $546,354(3)     $  145

TOTAL. . . . . . . . . . . . . .                                                           $4,217 (4)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based upon the high and low sales prices of the common stock on June 16, 2000.

(2)  Pursuant  to  Rule  416,   there  are  also  being   registered   such
     indeterminable number of additional shares of common stock as may become issuable pursuant to anti-dilution provisions contained in warrants and convertible promissory notes.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) promulgated under the Securities Act.

(4)  A registration fee of $4,932 was previously paid on April 17, 2000.

                                    ----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



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

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE 19, 2000


                             PRELIMINARY PROSPECTUS



                                  VIZACOM INC.

                        5,413,231 shares of common stock


     This prospectus uses the "shelf" registration process. It covers 5,413,231 shares of our common stock. The shares include 4,331,113 shares of common stock that are currently outstanding and 1,082,118 shares of common stock underlying outstanding derivative securities, which are warrants and convertible promissory notes. The shares may be offered and sold from time to time by selling securityholders and any pledgees and donees of the shares and derivative securities. Information regarding the identities of the selling securityholders, the manner in which they acquired their shares and derivative securities and the manner in which the shares are being offered and sold is provided in the "Selling securityholders" and "Plan of distribution" sections of this prospectus.

     We will not receive any of the proceeds from the sale of the shares and derivative securities, other than the exercise or conversion price, if any, to be received upon exercise or conversion of the derivative securities. We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for commissions, which expenses we estimate to be $50,000.00.

     Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol "VIZY" and listed on the Boston Stock Exchange under the symbol "VZM." On June 16, 2000, the closing price of our common stock as reported by Nasdaq was $2.875 per share.

                                ----------------

     THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS," COMMENCING ON PAGE 10 FOR INFORMATION THAT SHOULD BE CONSIDERED IN DETERMINING WHETHER TO PURCHASE ANY OF THE SECURITIES.


                                ----------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                ----------------

               The date of this prospectus is        , 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     THE SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

     YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS


                       WHERE YOU CAN FIND MORE INFORMATION

     Government filings. We are subject to the information reporting requirements of the Securities Exchange Act of 1934. As such, we file annual, quarterly and special reports, proxy statements and other documents with the SEC. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. You may also obtain copies of such material by mail from the public reference facilities of the SEC's Washington, D.C. offices, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on their public reference facilities. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding companies, including us, that file electronically with the SEC at the address "http://www.sec.gov."

     Stock market. Our common stock is listed on The Nasdaq SmallCap Market and the Boston Stock Exchange. Material filed by us can also be inspected and copied at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006, and the Boston Stock Exchange, at 100 Franklin Street, Boston, Massachusetts 02110.

     Vizacom. Our SEC filings are also available to you at our web site at "http://www.vizacom.com." Further, we will provide you without charge, upon your request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents.

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

Requests for such copies should be directed to:

                                  Vizacom Inc.
                    Attention: Investor Relations Department
                             Glenpointe Centre East
                           300 Frank W. Burr Boulevard
                                    7th Floor
                            Teaneck, New Jersey 07666
                        Telephone number: (201) 928-1001

     Information incorporated by reference. The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that:

     -     incorporated documents are considered part of this prospectus,
     - we can disclose important information to you by referring you to those documents, and
     - information that we file after the date of this prospectus with the SEC will automatically update and supersede information contained in this prospectus and the registration statement.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

     1. our annual report on form 10-KSB, for the fiscal year ended December 31, 1999;

     2. our current report on form 8-K/A (date of report: February 15, 2000), filed with the SEC on April 17, 2000;

     3. our current report on form 8-K/A (date of report: March 9, 2000), filed with the SEC on April 17, 2000;

     4. our current report on form 8-K/A (date of report: March 27, 2000), filed with the SEC on April 17, 2000;


     5. our quarterly report on form 10-QSB, for the quarter ended March 31, 2000; and


        6. the description of the common stock contained in our registration statement on form 8-A, declared effective on December 6, 1995, including any amendment(s) or report(s) filed for the purpose of updating such description.

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


                                  OUR BUSINESS

OVERVIEW

     We provide business-to-business and business-to-consumer interactive e-commerce solutions to businesses seeking to improve their operations through the use of Internet, intranet and extranet-based technologies. We also develop and market visual communication software products and resell third-party computer software, hardware and ancillary products, and provide web-enabled Internet and traditional call center services to third parties.


     Our interactive e-commerce solutions are intended to aid our clients in improving business efficiencies, enhancing customer relationships and marketing, or branding, their businesses, products and services. We combine our industry-specific knowledge and local implementation abilities in providing interactive e-commerce solutions to companies based in the U.S. and Europe. Our interactive e-commerce solutions clients primarily consist of small and mid-sized companies and divisions and local offices of large, multi-national corporations. We believe that our highly respected and worldwide brand name, web-enabled call centers and intellectual property, in conjunction with our core competencies of direct marketing, telemarketing, customer service, technical support and fulfillment, provide a significant foundation for the growth of our interactive e-commerce solutions business. We believe that we can provide significantly valuable interactive e-commerce solutions to our customers. Our interactive e-commerce solutions business includes:

     - web site development, including web site graphic design, e-business consulting, marketing and implementation,
     -     systems integration services,  including Internet,  intranet and extranet development,  web  site-to-legacy  systems  integration, computer  network  design  and  implementation,  and  acting  as an
           authorized  value-added-reseller   of  computer and  other  digital
           communication equipment, and
     -     e-commerce call center services,  including  multi-national,
           multi-lingual   web-   enabled   call-center   sales,  customer and
           technical-support    services,    and   related   direct  marketing,
           telemarketing and product fulfillment services.

     We gained our competencies in web site development and systems integration through our recent acquisitions of Renaissance Multimedia, Inc., Junction 15 Limited and PWR Systems, Inc.


     We gained our competencies in customer service, telemarketing, direct marketing and product fulfillment services through our historical business of developing and marketing our own and third-party computer products. We currently operate three telemarketing call centers in Nashua, New Hampshire, Nottingham, England, and Aachen, Germany. We have web-enabled each of these three centers using an Internet protocol-based multimedia contact center technology that we licensed on a worldwide basis from a third-party. As such, our call centers are capable of providing real-time chat, audio and video Internet communication services between our call- center representatives, acting on behalf of our clients, and our clients' customers under current


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

bandwidth capabilities. Our call centers are operated on a 24 hours per day, seven days per week, 365 days per year, commonly referred to as on a 24/7/365 basis.

     We continue to develop and market visual communications products. We currently offer twenty-eight software products, which we developed and own, that operate on Windows-based operating systems for personal and networked computers. Our current flagship software products include Serif PagePlus 6, Harvard Graphics 98, Harvard Graphics Easy Presentations, Serif DrawPlus 4 and Serif PhotoPlus 6. We also offer a number of hardware products, primarily digital cameras, manufactured by third parties, and sell software products packaged together with hardware products. As a result of declining revenues and margins for digital cameras, we intend to discontinue the of digital cameras, except for promotional activities and the liquidation of existing inventories.


     Through our Serif Inc. and Serif (Europe) Limited subsidiaries, two companies we acquired in May 1996, we have over ten years of experience in software development and international direct marketing and telemarketing. We believe the Serif brand is highly regarded and well-known throughout the United Kingdom for its line of visual communication graphic software products. Through our Software Publishing Corporation subsidiary, which we acquired in December 1996, we own the Harvard Graphics brand and product line. We believe the Harvard Graphics brand is internationally recognized as a pioneer in computer software applications, and is respected internationally for its presentation graphics software products. We continue to explore additional uses of our intellectual property, including our exporting of the technologies to operating systems other than Windows, such as the open source Linux operating system. We have not as of yet made a determination as to the feasibility, marketability or profitability of such products or activities.


     We also operate VisualCities.com, a destination web site that offers information, content, membership benefits, products and services targeted at the visual communication computer products community. We intend to utilize this web site to sell visual communications products, including our own products and products manufactured by third parties, to users in our targeted market.

RECENT ACQUISITIONS AND FINANCINGS

ACQUISITIONS

     We have implemented a strategy to acquire e-commerce service providers in order to expand our range and depth of services. The acquisitions completed through March 31, 2000 consist of:

Renaissance Multimedia

     On February 15, 2000, we acquired Renaissance Computer Art Center, Inc, d/b/a Renaissance Multimedia, a New York City-based digital communication company focused on designing, implementing and supporting Internet web sites and digital businesses through the use of new media. We acquired Renaissance Multimedia through a merger of Renaissance Computer Art Center, Inc. with and into RCAC Acquisition Corp., a wholly-owned subsidiary which we formed for this specific transaction. RCAC changed its name to Renaissance Multimedia, Inc. following the merger.

     The Renaissance Multimedia merger was completed pursuant to the terms of an Agreement and Plan of Merger, dated February 15, 2000. Pursuant to this merger agreement, we issued an aggregate of 449,870 shares of our common stock and paid an aggregate of $250,000 to the stockholders of Renaissance Multimedia at the effective time of the merger. One-half of the shares issued are subject to an escrow agreement to protect against any inaccuracy in any of the representations and warranties of Renaissance Computer Art Center, Inc. and its stockholders contained in this merger agreement.

     The 449,870 shares of our common stock were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. These shares are registered for resale by their holders under this prospectus.

     Under lock-up agreements entered into at the time of the Renaissance Multimedia merger, each party who received any of the 449,870 shares of our common stock we issued in the Renaissance Multimedia merger agreed to limit sales of these shares to 10% of the total shares each received during the period from August 15, 2000 through November 15, 2000, and an additional 10% during the following three months.

     We also have entered into a three year employment agreement with Andrew Edwards, the president of Renaissance Multimedia at the time of the merger. Under this agreement, Mr. Edwards will serve as one of our vice presidents and president of Renaissance Multimedia, Inc. This agreement also contains restrictions on Mr. Edwards engaging in competition with us for the term of the agreement and for one year thereafter and provisions protecting our proprietary rights and information.

Junction 15

     On March 9, 2000, we acquired Junction 15 Limited, a London, England-based digital communication company focused on designing, implementing and supporting Internet web sites and digital businesses through the use of new media. We acquired Junction 15 through our purchase of all of the outstanding capital stock of Junction 15 from Junction 15's shareholders.

     The Junction 15 acquisition was completed pursuant to the terms of a Stock Purchase Agreement, dated March 9, 2000, between us and the shareholders of Junction 15. Pursuant to the acquisition agreement, we issued an aggregate of 681,818 shares of our common stock and paid an aggregate of $250,000 to the Junction 15 shareholders.

     The 681,818 shares of our common stock that we issued in this acquisition transaction were issued in reliance upon an exemption from registration under
Section 4(2) of the Securities Act. These shares are registered for resale by their holders under this prospectus.

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

     We also entered into lock-up agreements with each of the former shareholders of Junction 15 regarding their disposition of the shares of our common stock that we issued in the acquisition transaction, the extent of the lock-up being dependent upon the former shareholders' relationships with Junction 15. For those former shareholders who were directors of Junction 15 at the time of the acquisition transaction and an affiliate, who received an aggregate 583,767 shares of our common stock in the transaction, the lock-up agreements prohibit the disposition of such shares prior to March 9, 2002, except for (a) 10% of the total shares each received during the period of September 9, 2000 to March 8, 2001, (b) an additional 10% during the period of March 9, 2001 to September 8, 2001, and (c) an additional 10% during the period of September 9, 2001 to March 8, 2002. For those former shareholders who were not directors of Junction 15 at the time of the acquisition transaction, who received an aggregate 98,051 shares of our common stock in the transaction, the lock-up agreements prohibit the disposition of such shares prior to March 9, 2001.

     We also have entered into a three-year employment agreement with each of Ian McCalla, the Managing Director of Junction 15, and Paul Simpson, a Director of Junction 15 at the time of the transaction. Under his agreement, Mr. McCalla will serve as Managing Director of Junction 15 and receive a base annual salary of 90,000 (or $144,000, based on currency exchange rates in effect on March 31, 2000). This base salary will increase to 100,000 on March 9, 2001 (or $160,000, based on currency exchange rates in effect on March 31, 2000). Mr. McCalla will also be entitled to annual bonuses based upon Junction 15's performance during the employment period. Under his agreement, Mr. Simpson will serve as a Director of Junction 15 and receive a base salary of 50,000. Mr. Simpson will also be entitled to annual bonuses based upon the gross profit to Junction 15 from projects generated through Mr. Simpson's sales efforts. These employment agreements also contain restrictions on Messrs. McCalla or Simpson engaging in competition with us for the term of the agreement and for one year thereafter and provisions protecting our proprietary rights and information.

PWR Systems

     Effective March 27, 2000, we acquired PC Workstation Rentals, Inc., d/b/a PWR Systems, a Long Island, New York-based designer and integrator of Internet, intranet and extranet systems and other computer networks and value-added-reseller of computer and digital communication equipment. The acquisition was in the form of a merger of PWR into PWR Acquisition Corp., a wholly-owned subsidiary formed for this transaction.

     The PWR Systems acquisition was completed pursuant to an agreement and plan of merger, dated as of February 28, 2000, among us, PWR Acquisition, PWR and PWR's shareholders. Pursuant to the merger agreement, at the closing of the transaction, we made a cash payment to the PWR shareholders of $1 million and delivered to the PWR shareholders our promissory notes in the aggregate principal amount of $500,000. These notes are payable in twelve equal monthly installments, commencing on April 27, 2000. These notes are convertible into shares of our common stock, at a conversion price of $3.00 per share, and bear interest at 6.27%. Accrued interest on these notes is payable with the monthly principal payments. These notes have been guaranteed by our PWR subsidiary. The stock portion of the acquisition consideration payable at closing was in the form of 1,500,000 shares of our common stock.

     The PWR Systems merger agreement provides for additional contingent consideration of up to $350,000 per year for the three-year period following the closing of the acquisition, based upon increases in PWR's earnings before interest, taxes, depreciation and amortization. We are also obligated to issue additional shares of our common stock if the market price of our common stock falls below $1.00 per share for any consecutive 30-day period during the one-year period following the closing of the acquisition.

     Of the shares of our common stock issued at closing of the PWR Systems acquisition, 1,470,000 shares are subject to lock-up agreements between each PWR shareholder and us. Under these lock-up agreements, the PWR shareholders are prohibited from selling or otherwise transferring any of the shares that they receive at closing, except for

- 10% of the shares received during a six-month period commencing September 27, 2000,
- an additional 10% during the six-month period commencing March 27, 2001, and
- an additional 10% during the six-month period commencing September 27, 2001.

All remaining shares held by the PWR shareholders two years after the closing will be free of any sale restriction under the lock-up agreements. Any shares issued upon conversion of our promissory notes delivered at closing in the aggregate principal amount of $500,000 will not be subject to these lock-up agreements.

     All of the shares of our common stock issued or issuable in the PWR Systems acquisition transaction, including those that may be issued upon conversion of the notes delivered at closing, have or will be issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. In accordance with the merger agreement, at the closing, we entered into a registration rights agreement in which we granted the PWR shareholders one demand and customary piggy-back registration rights. These shares are registered for resale by their holders under this prospectus.

     In accordance with the acquisition agreement, we made a capital contribution of $2 million to PWR immediately following the closing.

     We have entered into three year employment agreements with each of PWR's executive officers and sole stockholders, Vincent DiSpigno and David N. Salav. The employment agreements with each of Messrs. DiSpigno and Salav provide for their service as vice presidents of Vizacom and as executive officers of our PWR subsidiary. We also elected each of Messrs. DiSpigno and Salav to our board of directors. Each of these employment agreements also provide for annual base salaries of $200,000, provide for annual bonuses of up to $25,000, based upon PWR attaining specified performance thresholds, and contain restrictions on their engaging in competition with us for the term of the agreement and for one year thereafter and provisions protecting our proprietary rights and information.

     Prior to the closing, PWR delivered to the PWR shareholders promissory notes in the aggregate principal amount of $762,745, as adjusted. This amount represents PWR's accumulated retained earnings as of March 27, 2000. These notes bear interest at 6.30% per year, and are payable in four quarterly payments, commencing June 27, 2000. Payment of any amount outstanding under these PWR notes will be accelerated to the date of our receipt of aggregate gross proceeds of at least $15 million from the sale of our securities since November 12, 1999. We have guaranteed these PWR notes.


CREDIT FACILITY

     In the first quarter of 2000, we obtained a two-year $1 million line of credit facility with Churchill Consulting. The interest rate on the line of credit is 8% per year, compounded monthly, on the outstanding principal amount. Under this line of credit facility, all future borrowings will be due and payable 180 days after funding. In February 2000, we borrowed $1 million under this line of credit facility. This amount has been repaid. As of June 13, 2000, no amount was outstanding under this line of credit facility. In connection with our first borrowing under this line of credit facility, we issued to Churchill warrants exercisable for seven years to purchase 250,000 shares of our common stock at $3.00 per share. The shares of common stock issuable to Churchill Consulting under these warrants are registered for resale by Churchill Consulting under this prospectus.

PRIVATE PLACEMENTS OF OUR COMMON STOCK

     In March 2000, we sold a total of 936,954 shares of our common stock to 45 accredited investors for gross proceeds of $4,216,293. The issuances of theses shares were private transactions exempt from registration under Section 4(2) of the Securities Act.

     In March 2000, we also accepted eleven subscriptions for and sold a total of 762,471 shares of our common stock to ten foreign investors for gross proceeds of $3,392,996. The issuances of these shares were private transactions exempt from registration pursuant to Section 4(2) of, and Regulation S under, the Securities Act. We have received additional subscriptions in this private placement for 331,518 shares with an aggregate gross subscription price of $1,415,255. We have not as yet accepted these subscriptions. We are awaiting a final determination by the Nasdaq Stock Market relating to the non-integration of our two first quarter private placements under the Nasdaq Marketplace Rules, or alternatively, that notwithstanding any such integration of the two private placements that the number of shares of common stock issued and issuable does not exceed 20% of our outstanding common stock for purposes of such Marketplace Rules. We have responded to Nasdaq's request for information relating to this determination.

     The aggregate 1,699,425 shares of common stock which we have sold under these two private placements are registered for resale by their holders under this prospectus.

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

                           RISK FACTORS

     THE SECURITIES OFFERED IN THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE ANY OF THE SECURITIES. PRIOR TO MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS.

WE HAVE INCURRED LOSSES TO DATE AND THERE IS NO ASSURANCE THAT WE WILL BECOME PROFITABLE.


     We have been unprofitable since our inception in July 1992 and may continue to incur operating losses for the foreseeable future. For the year ended December 31, 1999, we had a net loss attributable to common stockholders of approximately $5,683,000. For the year ended December 31, 1998, we had a loss of approximately $2,407,000. Our operating losses may increase as we:
     -     develop our interactive e-commerce services business,
     -     develop,  produce and  distribute  additional  products  and services,
     -     de-emphasize   other   products  and   services,
     - implement our growth strategy, which is expected to include investments required
     -     to accelerate  the growth of  acquired  companies,
     -     develop our Internet commerce  network,  and
     -     operate in a multi-currency marketplace.


     No assurance can be given that we will ever become profitable nor, if we obtain profitability, that we would thereafter maintain profitability.

WE HAVE LIMITED EXPERIENCE AS AN E-COMMERCE MARKETER AND SERVICE PROVIDER.

     Our historical operations have been as a developer and marketer of software products, primarily visual communication applications. We have only recently focused our resources on competing in the e-commerce services market. This has been primarily accomplished by the offering of our telemarketing, direct marketing, call center and fulfilment services to third party e-commerce and other businesses and our acquisitions of Renaissance Multimedia, Junction 15 and PWR Systems. Accordingly, there is little historical information on which you can base an evaluation of our new businesses and prospects. As an e-commerce services company, we face risks and uncertainties that are different than the risks and uncertainties we faced and continue to face with our software operations. To address these new risks and uncertainties, we must do the following:
     - continue to raise working capital to be able to compete effectively in the e-commerce services market with well-funded competition,
     -     attract, integrate, retain and motivate qualified personnel,
     -     maintain  and enhance our brands,
     - successfully execute our business acquisition and marketing strategy,
     - continue to develop and upgrade our technology and information processing systems,

     -     provide superior customer service, and
     -     respond to competitive developments.

     We may be unable to accomplish one or more of these things, which could cause our business to suffer. In addition, accomplishing one or more of these things may be very expensive, which could adversely affect our ability to achieve profitability and thereafter operate profitably.

WE ANTICIPATE SIGNIFICANT EXPANSION WHICH, IF NOT MANAGED CORRECTLY, COULD HARM OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     Our business strategy calls for us to aggressively pursue acquisitions of e-commerce solutions companies. To address potential growth in our business operations and market opportunities and in executing our business strategies, we may experience a period of significant expansion in:
     -     the number of our employees,
     -     our facilities,
     -     our infrastructure, and
     -     the number of countries in which we maintain operations.

     We expect this anticipated expansion will place a significant strain on our management, operational and financial resources.

WE MAY BE UNABLE TO IMPLEMENT OUR ACQUISITION GROWTH STRATEGY, WHICH COULD HARM OUR BUSINESS AND COMPETITIVE POSITION.

     Our business strategy includes making strategic acquisitions of other companies or businesses, including e-commerce solutions providers, web site designers, systems integrators and other firms. Our continued growth will depend on our ability to identify and acquire, on acceptable terms, companies that complement or enhance our businesses. The competition for acquisition candidates is intense and we expect this competition to increase. There is no assurance that we will identify and successfully compete for appropriate acquisition candidates or complete acquisitions at reasonable purchase prices, in a timely manner or at all. Further, we may not be able to realize the anticipated results of future acquisitions. In implementing our acquisition growth strategy, we may encounter:
     -     costs associated with incomplete acquisitions,
     - expenses, delays and difficulties of integrating acquired companies into our existing organization,
     - the impact of amortizing goodwill and other intangible assets of acquired companies on our statement of income,
     - dilution of the interest of existing stockholders if we issue our stock in making acquisitions or if we sell our stock to raise cash for acquisitions,
     -     diversion of management's attention,
     - increases in our expenses in order to advertise and promote acquired companies and their and our products and services,

     - unusual impacts on our financial condition due to the timing of acquisitions, and
     - expenses of any undisclosed or potential legal liabilities of an acquired company.

     Any of these matters could have a material adverse effect on our business, results of operations and financial condition.

ACQUISITIONS   COULD  RESULT  IN  OPERATING   DIFFICULTIES   AND  OTHER  HARMFUL
CONSEQUENCES TO US.

     If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products. The process of integrating the operations of any acquisition, including our recent acquisitions of Renaissance Multimedia, Junction 15 and PWR Systems, may create unforeseen operating difficulties and expenditures and is itself risky.

     To the extent we use cash consideration for acquisitions in the future, we may need to obtain additional financing which may not be available on favorable terms or at all. To the extent our management must devote significant time and attention to the integration of technology, operations, businesses and personnel as a result of these acquisitions, our ability to service current customers and attract new customers may suffer. In addition, our senior management faces the difficult and potentially time consuming challenge of implementing uniform standards, controls, procedures and policies throughout our operating units, including future acquisitions. We could also experience financial or other setbacks if any of the acquired businesses experience unanticipated problems. Further, we may experience disputes with the sellers of acquired businesses and may fail to retain key acquired personnel. In addition, we may experience a decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects, or the direction of the business.

     Moreover, the anticipated benefits of any or all of these acquisitions may not be realized. Future acquisitions could result in the incurrence of debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, each of which could have a material adverse effect on our operating results and financial position.

FAILURE TO OBTAIN IRS CLOSING AGREEMENT COULD RESULT IN LARGE TAX PAYMENT.

     In September 1997, we applied for a closing agreement with the IRS pursuant to which we would become jointly and severally liable for Software Publishing Corporation's tax obligations upon occurrence of a "triggering event" requiring recapture of dual consolidated losses previously utilized by SPC. Such closing agreement would avoid SPC's being required to recognize a tax of approximately $8.0 million on approximately $24.5 million of SPC's pre- acquisition dual consolidated losses. We have received notification from the IRS that the IRS determined not to act on our application until SPC submitted additional filings pertaining to pre- acquisition filings made by SPC. We have submitted these filings in an application for relief. We believe that, if the IRS accepts the application for relief, and the re-application for a closing agreement is made, the IRS should agree to a closing agreement. However, no assurance can be given that the IRS will do so, and any failure to do so could result in the recognition of this tax liability. Should such a closing agreement be obtained, under certain circumstances, a future acquirer of SPC or us also may be required to agree to a similar closing agreement in order to avoid the same tax liability. This could have a material adverse effect on our future ability to sell SPC. The report of our auditors covering our December 31, 1999 consolidated financial statements contains a paragraph emphasizing these dual consolidated losses.

WE MUST CONTINUE TO DEVELOP OUR VISUALCITIES.COM WEB SITE IN ORDER TO MAKE IT COMPETITIVE.

     Only a limited number of expected functions are currently operational on our VisualCities.com web site. In order to attract and maintain visitors to the web site, we must complete our development, including, adding additional functions.

OUR SOFTWARE REVENUES MAY CONTINUE TO DECLINE.

     We have experienced a decline in software revenues, primarily from our North American software operations, including in our 1999 fiscal year. We believe that we must continue to enhance our software products, develop additional products, license successful products, create strategic alliances, implement successful marketing programs and reduce operating costs of our software business, in order to remain competitive in the software industry. No assurance can be given that we will be able to do so in a commercially successful manner.

                           FORWARD-LOOKING STATEMENTS


     Statements contained in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward- looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance and achievements, whether expressed or implied by such forward-looking statements, not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. Potential risks and uncertainties include, among other things, such factors as:
     -     the market acceptance and amount of sales of our products and services,
     - the success of our expansion into Internet and other interactive e-commerce solutions offerings, such as web site design, web-enabled customer service and systems integration,
     - our success in integrating the operations of acquired companies, including Renaissance Multimedia, Junction 15 and PWR Systems, into a coordinated and complementary operation,
     -     the extent that we are able to generate  e-commerce revenues from, build membership in and implement technological enhancements to our VisualCities.com Internet commerce network,
     -     our ability to retain an active user base, attract new users and maintain customer satisfaction for our software products, as well as our VisualCities.com and other web sites,
     -     the extent  that our  direct  marketing  operations  achieve
           satisfactory   response   rates,
     -     our ability  to  obtain sufficient supplies of marketable products,
     - the competitive environment within the industries in which we operate,
     -     our ability to raise additional capital,
     - the extent to which we are successful in developing, acquiring or licensing products which are accepted by the market,
     -     consumer confidence in the security of transactions on our web sites,
     -     our ability to attract and retain qualified personnel,
     -     business and consumer trends,
     -     the cost-effectiveness of our product development activities, and
     - the other factors and information disclosed and discussed under "Risk factors" above and in other sections of this prospectus and in our SEC filings.


     Investors should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     The proceeds from the sale of the shares by the selling securityholders will belong to the individual selling securityholders. We will not receive any of the proceeds from the sale of the shares and derivative securities, except with respect to the exercise price of the warrants or the elimination of our indebtedness upon the conversion of the convertible promissory notes. We expect to utilize any such exercise prices received upon exercise of the warrants for general corporate and working capital purposes.


                           PRICE RANGE OF COMMON STOCK

     Our common stock has traded on the Nasdaq SmallCap Market under the symbol "VIZY" since August 2, 1999. Our common stock traded on the Nasdaq SmallCap Market under the symbol "SPCOD" from May 28, 1998 through June 24, 1998, under the symbol "SPCOC" from October 23, 1998 through January 14, 1999, and otherwise from January 28, 1997 through August 1, 1999 under the symbol "SPCO." Our common stock also has traded on the Boston Stock Exchange under the symbol "VZM" since August 2, 1999 and under the symbol "SPO" from January 20, 1997 through August 1, 1999. The following table sets forth the range of high and low bid prices for our common stock for the periods indicated as derived from reports furnished by The Nasdaq Stock Market, adjusted to reflect our one-for-three reverse stock split effective on May 27, 1998. Such adjustment has been made by multiplying the closing prices by three and does not necessarily reflect the prices for our common stock had such reverse stock split occurred prior to the periods indicated. The information reflects inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.



                                                        High bid        Low bid
                                                        --------        --------
Fiscal 1998
-----------
First quarter . . . . . . . . . . . . . . . . .            2-13/16       1-1/2
Second quarter  . . . . . . . . . . . . . . . .            3             1-3/8
Third quarter . . . . . . . . . . . . . . . . .            1-5/8           5/8
Fourth quarter. . . . . . . . . . . . . . . . .            1-1/8           9/16

Fiscal 1999
-----------
First quarter . . . . . . . . . . . . . . . . .            1-31/32         15/16
Second quarter. . . . . . . . . . . . . . . . .            4-7/16        1-21/32
Third quarter . . . . . . . . . . . . . . . . .            4-1/4         2-1/4
Fourth quarter. . . . . . . . . . . . . . . . .            4             2-1/8

Fiscal 2000
-----------
First quarter . . . . . . . . . . . . . . . . .            9-3/4         3
Second quarter (through June 16, 2000)  . . . .            6-1/4         2-1/8

     As of June 16, 2000, the closing price of our common stock as reported on Nasdaq was $2.875. As of the close of business on June 16, 2000, we had approximately 740 stockholders of record. We estimate, based upon surveys conducted by our transfer agent in connection with our 1999 Annual Meeting of Stockholders, that we have approximately 5,000 beneficial holders of our common stock.


     The market for our common stock is highly volatile. The trading price of our common stock could widely fluctuate in response to, among other things:
     -     quarterly variations in our operating and financial results,
     - announcements of technological innovations or new products by us or our competitors,
     - changes in prices of our products or our competitors' products and services,
     -     changes in the  product mix of our sales,
     - changes in our revenue and revenue growth rates as a whole or for individual geographicareas, business units, products or product categories,
     - responses to our strategies concerning e-commerce and the Internet,
     -     unscheduled system interruptions,
     - our ability to timely develop, introduce and market new products, as well as enhanced versions of our current products,
     -     additions or departures of key personnel,
     - announcements of technological innovations or new services by us or our competitors,
     - changes in financial estimates, opinions or ratings by securities analysts,
     - conditions or trends in the Internet and online commerce industries,
     - changes in the market valuations of other Internet or e-commerce service companies,
     -     developments in Internet regulations,
     - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments,
     - sales of our common stock or other securities in the open market, and
     -     other  events or factors that may be beyond our control.

     The stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many software and Internet companies which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.


                         DIVIDEND POLICY

     We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors.


                     SELLING SECURITYHOLDERS

     An aggregate of 5,413,231 shares, including 1,082,118 shares issuable upon exercise or conversion of the derivative securities, may be offered for sale and sold pursuant to this prospectus by the selling securityholders. The shares are to be offered by and for the respective accounts of the selling securityholders and any pledgees or donees of the selling securityholders. We have agreed to register all of the shares under the Securities Act and to pay all of the expenses in connection with such registration and sale of the shares, other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling securityholders. We will not receive any proceeds from the sale of the shares by the selling securityholders, except for the exercise price, if any, paid in connection with the exercise of the warrants, or the elimination of our indebtedness upon the conversion of the convertible promissory notes.

     Information with respect to the selling securityholders and the shares is set forth in the following table. None of the selling securityholders has had any material relationship with us within the past three years, except as noted in the following table.



                                                                                             Amount and nature
                                                                                               of beneficial
                                                                  Shares         Number        ownership of
                                                                   owned        of shares      common stock
                                                                   prior         offered       after sale of
                                                                  to sale        hereby        the securities
                                                                  -------        ------        --------------
Selling securityholder                                                                       Number    Percent
----------------------                                                                       ------    -------

The Apmont Group, Inc. Pension Plan (1). . . . . . . . .           25,000        25,000        -0-       -0-
Arel AMG, Inc. (2) . . . . . . . . . . . . . . . . . . .          650,000       650,000        -0-       -0-
Ariel Insurance Company Ltd. (1) . . . . . . . . . . . .           25,000        25,000        -0-       -0-
Bank Hapoalim (Switzerland) Ltd. (3) . . . . . . . . . .          112,360       112,360        -0-       -0-
Mina Bartfeld (1). . . . . . . . . . . . . . . . . . . .           25,000        25,000        -0-       -0-
Betelgeuse (3) . . . . . . . . . . . . . . . . . . . . .           40,000        40,000        -0-       -0-
Hugh Montgomery Brown (4)(5) . . . . . . . . . . . . . .           12,338        12,338        -0-       -0-
Churchill Consulting (6) . . . . . . . . . . . . . . . .          250,000       250,000        -0-       -0-
Churchill Consulting and Development Ltd. (1). . . . . .          111,111       111,111        -0-       -0-
Concorde Bank Ltd. (3) . . . . . . . . . . . . . . . . .           78,650        78,650        -0-       -0-
Court Services Limited,
  As trustees of the McCalla Settlement (4). . . . . . .          425,325       425,325        -0-       -0-
Andrew Darrant (4)(7). . . . . . . . . . . . . . . . . .            1,623         1,623        -0-       -0-
Nader Dayani (1) . . . . . . . . . . . . . . . . . . . .           12,500        12,500        -0-       -0-
Anthony Del Monte (8)(9) . . . . . . . . . . . . . . . .           22,493        22,493        -0-       -0-
Abe Diamont and Helen Diamont (1). . . . . . . . . . . .           12,500        12,500        -0-       -0-
Vincent DiSpigno (10)(11). . . . . . . . . . . . . . . .          826,059       826,059        -0-       -0-
Dawn Dobras (1)(12). . . . . . . . . . . . . . . . . . .            1,111         1,111        -0-       -0-
Andrew Edwards (8)(13) . . . . . . . . . . . . . . . . .          134,961       134,961        -0-       -0-
ELROB Realty, LLC (1). . . . . . . . . . . . . . . . . .           22,222        22,222        -0-       -0-

                                       17


Murray Englard (1)(14) . . . . . . . . . . . . . . . . .           17,600         5,600     12,000        *
Europe Israel Croissance (3) . . . . . . . . . . . . . .           20,000        20,000        -0-       -0-
Linda Fenlon (4) . . . . . . . . . . . . . . . . . . . .            7,305         7,305        -0-       -0-
Aaron Fertig (1) . . . . . . . . . . . . . . . . . . . .           22,222        22,222        -0-       -0-
Hannah Fischer (1) . . . . . . . . . . . . . . . . . . .           19,611        11,111      8,500        *
Connie A. Friedman (1) . . . . . . . . . . . . . . . . .           11,111        11,111        -0-       -0-
Rivka Friedman (1) . . . . . . . . . . . . . . . . . . .           25,000        25,000        -0-       -0-
Clifford Garrin and David Bader (1). . . . . . . . . . .           11,111        11,111        -0-       -0-
John Georgallas (1). . . . . . . . . . . . . . . . . . .           11,111        11,111        -0-       -0-
Pierre Charron Gestion (3) . . . . . . . . . . . . . . .          100,000       100,000        -0-       -0-
Howard L. Gregg and Sherry D. Gregg (1). . . . . . . . .           10,000        10,000        -0-       -0-
Gruber & McBaine International (1) . . . . . . . . . . .           44,445        44,445        -0-       -0-
Jon D. Gruber (1)(15). . . . . . . . . . . . . . . . . .           22,222        22,222        -0-       -0-
Joseph Laws Harris (4) . . . . . . . . . . . . . . . . .            7,305         7,305        -0-       -0-
Stuart Hershkowitz (1) . . . . . . . . . . . . . . . . .            5,600         5,600        -0-       -0-
Linda Ingber (1) . . . . . . . . . . . . . . . . . . . .           11,000        11,000        -0-       -0-
Ron J. Katz (1). . . . . . . . . . . . . . . . . . . . .           60,000        35,000     25,000        *
Murray Klein (1) . . . . . . . . . . . . . . . . . . . .           22,222        22,222        -0-       -0-
Simon Korn (1) . . . . . . . . . . . . . . . . . . . . .           11,111        11,111        -0-       -0-
Jerome Kossoff (1) . . . . . . . . . . . . . . . . . . .           30,600         5,600     25,000        *
Martyn Konig (3) . . . . . . . . . . . . . . . . . . . .           11,236        11,236        -0-       -0-
Hershel Kulefsky (1) . . . . . . . . . . . . . . . . . .           30,000        30,000        -0-       -0-
Lagunitas Partners LP (1). . . . . . . . . . . . . . . .          144,445       144,445        -0-       -0-
Sara Leifer (1). . . . . . . . . . . . . . . . . . . . .           11,111        11,111        -0-       -0-
Susan Margaret Lloyd (4) . . . . . . . . . . . . . . . .            7,305         7,305        -0-       -0-
Francis X. Murphy (16) . . . . . . . . . . . . . . . . .           30,000        30,000        -0-       -0-
LZL Equities, LLC (1). . . . . . . . . . . . . . . . . .           20,000        20,000        -0-       -0-
J. Patterson McBaine (1)(15) . . . . . . . . . . . . . .            8,889         8,889        -0-       -0-
Ian Charles Norris McCalla (4)(17) . . . . . . . . . . .           10,065        10,065        -0-       -0-
Bernard Ian Myers (3). . . . . . . . . . . . . . . . . .           11,236        11,236        -0-       -0-
Lisa Nafash (1). . . . . . . . . . . . . . . . . . . . .           13,333        13,333        -0-       -0-
Raymond Nafash (1) . . . . . . . . . . . . . . . . . . .            5,111         5,111        -0-       -0-
U. David Ogorek and Shevy Ogorek (1) . . . . . . . . . .            5,600         5,600        -0-       -0-
Dudley John Langelot Price (4) . . . . . . . . . . . . .           18,182        18,182        -0-       -0-
Jeanne M. Quinto and Frederick M. Quinto (1) . . . . . .            5,600         5,600        -0-       -0-
Ribon, Inc. (9). . . . . . . . . . . . . . . . . . . . .          292,416       292,416        -0-       -0-
David N. Salav (10)(18). . . . . . . . . . . . . . . . .          826,059       826,059        -0-       -0-
Seafish Partners (1)(19) . . . . . . . . . . . . . . . .           20,000        20,000        -0-       -0-
Anthony Robert Simpson (4) . . . . . . . . . . . . . . .            7,305         7,305        -0-       -0-
Paul John Simpson (4)(20). . . . . . . . . . . . . . . .          148,377       148,377        -0-       -0-
Victoire Sirius (3). . . . . . . . . . . . . . . . . . .          200,000       200,000        -0-       -0-
Sofragi (3). . . . . . . . . . . . . . . . . . . . . . .          180,000       180,000        -0-       -0-
Squire International S.A. (1). . . . . . . . . . . . . .           22,222        22,222        -0-       -0-
David Leonard Street (4) . . . . . . . . . . . . . . . .           29,383        29,383        -0-       -0-
David Dimitri Sullivan (3) . . . . . . . . . . . . . . .            8,989         8,989        -0-       -0-
Eric Swergold (1)(21). . . . . . . . . . . . . . . . . .            1,111         1,111        -0-       -0-
Isaac Tessler and Miriam Tessler (1) . . . . . . . . . .           25,000        25,000        -0-       -0-
United States Casualty Corporation (1) . . . . . . . . .            5,000         5,000        -0-       -0-
James Van Dongen (1) . . . . . . . . . . . . . . . . . .            6,000         6,000        -0-       -0-
William Walters (1). . . . . . . . . . . . . . . . . . .           45,000        45,000        -0-       -0-
Marcus L. Weitz and Hadassa A. Weitz (1) . . . . . . . .            5,600         5,600        -0-       -0-
Ian Gilbert Wiper (4). . . . . . . . . . . . . . . . . .            7,305         7,305        -0-       -0-
Worldwide Gem Ventures LLC (1) . . . . . . . . . . . . .           25,000        25,000        -0-       -0-
Yeshiva Beth Hillel of Krasna, Inc. (1). . . . . . . . .           25,300        16,800      8,500        *

                                       18



Yitz Grossman Charitable Trust (1)(22) . . . . . . . . .           22,222        22,222        -0-        -0-
--------------
*Less than one percent.

(1) Purchased shares at $4.50 per share in our self offering private placement in March 2000.

(2) Represents an aggregate of 650,000 shares issuable upon exercise of three-year warrants at $3.00 per share owned by this consultant. Of this amount, 100,000 warrants are immediately exercisable and the remaining 550,000 warrants will become exercisable or released from escrow, as the
     case may be, upon the selling   securityholder   achieving  milestones
     described in our consulting agreement with this selling securityholder and such warrants.

(3)  Purchased shares at $4.45 per share in our private placement in March 2000.

(4) Acquired shares in connection with our acquisition of Junction 15 in February 2000.

(5) Number of shares owned by this selling securityholder does not include 17,000 shares of common stock issuable upon exercise of options owned by him.

(6) Represents 250,000 shares issuable upon exercise of warrants at $3.00 per share acquired by this selling securityholder pursuant to the provisions of our line of credit agreement.

(7) Selling securityholder is an employee of Junction 15. The number of shares owned by this selling securityholder does not include 17,000 shares issuable upon exercise of options owned by him.

(8) Acquired shares in connection with our acquisition of Renaissance Multimedia in March 2000.

(9) Selling securityholder is an employee of Renaissance Multimedia. The number of shares owned by this selling securityholder does not include 150,000 shares issuable upon exercise of options owned by him.

(10) Acquired shares in connection with our acquisition of PWR Systems in March 2000.

(11) Selling  securityholder  is currently the chief executive  officer  of PWR
     Systems and one of our directors and vice presidents. Number of shares owned by this selling securityholder includes 91,059 shares issuable upon conversion of principal and interest under convertible promissory note acquired by this selling securityholder in connection with our acquisition of PWR Systems. The number of shares owned by this selling securityholder does not include 125,000 shares of common stock issuable
     upon exercise   of   options   owned   by  this   selling securityholder.

(12) Number of shares owned by this selling securityholder does not include 1,111 shares owned by her spouse, Eric Swergold.

(13) Selling securityholder is currently president of Renaissance Multimedia and one of our vice presidents.

(14) Number  of  shares   owned  by  this   selling securityholder   does  not
     include   3,000   shares issuable upon exercise of options held by him.

(15) Number  of  shares   owned  by  this   selling securityholder  does  not
     include  shares  owned by Lagunitas   Partners   LP  or  Gruber  &  McBaine
     International. This selling securityholder is a managing member of a limited liability company that is both the attorney-in-fact of Gruber
     & McBaine International  and the general  partner of Lagunitas Partners LP.

                                       19

(16) Acquired shares in exchange for consulting services to PWR Systems in connection with our acquisition of this subsidiary.

(17) Selling   securityholder   is  currently   the managing director of
     Junction 15 and one of our vice presidents. The number of shares owned by this selling securityholder does not include 120,000 shares issuable upon exercise of options owned by him and does not include 425,325 shares of common stock owned by The McCalla Settlement, of which he is a beneficiary.

(18) Selling   securityholder   is  currently   the president  of PWR Systems
     and one of our directors and vice presidents. Number of shares includes 91,059 shares issuable upon conversion of principal and interest
     under  convertible   promissory  note acquired   by   this   selling
     securityholder in connection with our acquisition of PWR Systems. Number of shares does not include 125,000 shares of common stock issuable upon exercise of options owned by this selling securityholder.

(19) Does not include 260,000 shares issuable upon exercise of warrants held by this selling securityholder.

(20) Selling   securityholder  is  a  director  and employee of Junction  15.
     Number of shares owned by this selling securityholder does not include 40,000 shares issuable upon exercise of options held by him.

(21) Number of shares owned by this selling securityholder does not include 1,111 shares owned by his spouse, Dawn Dobras.

(22) Number  of  shares   owned  by  this   selling securityholder  does not
     include 11,765 shares of common stock issuable upon exercise of warrants owned by it.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be sold by the selling securityholders or by pledgees and donees of the selling securityholders for their respective own accounts. We will receive none of the proceeds from this offering except with respect to the exercise price of the warrants or the elimination of our indebtedness upon conversion of the convertible promissory notes. The selling securityholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares.

     The distribution of the shares by the selling securityholders is not subject to any underwriting agreement. The selling securityholders may sell their shares covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling securityholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling securityholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker dealers that participate with the selling securityholders in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

     Any shares covered by the prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The 1,082,118 shares offered by this prospectus upon the exercise or conversion of the derivative securities will be issuable in accordance with the terms of the derivative securities. Among other things, the derivative securities provide that, upon surrender at our principal offices of a certificate evidencing any of the derivative securities, with the annexed form to exercise the warrant duly executed, together with payment of the exercise or conversion price of the derivative securities so exercised or converted, the registered holder of a warrant or such holders assigned will be entitled to receive a certificate for the shares so purchased.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our authorized capital stock currently consists of 60,000,000 shares of common stock, $.001 par value per share, 1,939,480 shares of serial preferred stock, par value $.001 per share, of which 1,500 shares have been designated Class A preferred stock, 1,000 shares have been designated as Class C preferred stock and 100,000 shares have been designated junior participating preferred stock, and 60,520 shares of Class B voting preferred stock, Series A, par value $.001 per share.

     The following description of our capital stock is subject to and qualified by our certificate of incorporation and by-laws which are included as exhibits to our registration statement of which this prospectus forms a part and by applicable provisions of Delaware Law.

COMMON STOCK

     As of March 31, 2000, there were 11,882,539 shares of our common stock outstanding held of record by approximately 5,000 beneficial stockholders. Our common stock is currently listed on The Nasdaq SmallCap Market under the trading symbol "VIZY" and also traded on the Boston Stock Exchange under the symbol "VZM." Holders of our common stock are entitled to one vote for each share owned on all matters submitted to a vote of stockholders. Holders of our common stock also are entitled to receive cash dividends, if any, declared by our board of directors out of funds legally available therefor, subject to the rights of any holders of preferred stock. Holders of our common stock do not have subscription, redemption, conversion or preemptive rights. Each share of our common stock is entitled to participate pro rata in any distribution upon liquidation, subject to the rights of holders of preferred stock.

     Holders of our common stock are entitled to elect all of our directors. Our board of directors consists of three classes, each of which serves for a term of three years. At each annual meeting of the stockholders the directors in only one class will be elected. The holders of our common stock do not have cumulative voting rights, which means that the holders of more than half of the shares voting for the election of a class of directors can elect all of the directors of such class and in such event the holders of the remaining shares will not be able to elect any of such directors.

CLASS A 14% CUMULATIVE NON-CONVERTIBLE REDEEMABLE PREFERRED STOCK, SERIES A

     Holders of our Class A preferred stock are entitled to (a) cumulative dividends of $140 per share per annum, payable semi-annually on June 30 and December 31 of each calendar year, commencing on June 30, 1999, (b) a liquidation preference of $1,000 per share and (c) the right to elect one director in the event we fail to tender in full three consecutive semi-annual dividend payments. In addition, we have the right to redeem the Class A preferred stock, in part or whole, at any time, upon payment of $1,300 per share of Class A preferred stock plus any accrued and unpaid dividends on the Class A preferred stock so redeemed. We currently have no shares of Class A preferred stock outstanding.

CLASS B VOTING PREFERRED STOCK

     Holders of Class B preferred stock are entitled to ten votes on each matter subject to stockholder approval. Holders of our Class B preferred stock also are entitled to vote together with holders of our common stock on all matters, other than, pursuant to the Delaware General Corporation Law, with respect to proposals to increase the number, par value or powers, preferences or special rights of authorized shares of our common stock. Shares of Class B preferred stock have no right to dividends and have a liquidation preference of $.001 per share. We currently have no shares of Class B voting preferred stock issued and outstanding.

CLASS C 11% CUMULATIVE NON-CONVERTIBLE REDEEMABLE PREFERRED STOCK, SERIES A

     Holders of shares of Class C preferred stock are entitled to (a) cumulative dividends of $110 per share per annum, payable semi-annually on June 30 and December 31 of each calendar year, commencing on June 30, 1999, (b) a liquidation preference of $1,000 per share and (c) the right to elect one director in the event we fail to tender in full three consecutive semi-annual dividend payments. In addition, we have the right to redeem the Class C preferred Stock, in part or whole, at any time, upon payment of $1,000 per share of Class C preferred Stock plus any accrued and unpaid dividends on the Class C preferred stock so redeemed. We currently have no shares of Class C preferred stock outstanding.

JUNIOR PARTICIPATING PREFERRED STOCK

    The junior preferred stock has preferential voting, dividend and liquidation rights over our common stock. On March 31, 1998, we declared a dividend distribution, payable on April 30, 1998, of one preferred share purchase right on each share of our common stock. Each right, when exercisable, entitles its registered holder to purchase from us one one-thousandth of a share of junior preferred stock at a price of $1.00 per one one-thousandth of a share (subject to adjustment). The one one-thousandth of a share is intended to be the functional equivalent of one share of our common stock. The rights will not be exercisable or transferable apart from our common stock until an acquiring person, as defined in our rights agreement with American Stock Transfer & Trust Company, acquires 20% or more of the voting power of our common stock or announces a tender offer that would result in 20% ownership. We are entitled to redeem these rights, at $.001 per right, any time before a 20% position has been acquired. Under certain circumstances, including the acquisition of 20% of our common stock, each right not owned by a potential acquiring person will entitle its holder to purchase, at the right's then-current exercise price, shares of our common stock having a market value of twice the right's exercise price. Holders of a right will be entitled to buy stock of an acquiring person at a similar discount if, after the acquisition of 20% or more of our voting power, we are involved in a merger or other business combination transaction with another person in which its common shares are changed or converted, or we sell 50% or more of our assets or earning power to another person. The rights expire on April 20, 2008. We currently have no shares of junior preferred stock outstanding.

SERIAL PREFERRED STOCK

     Our board of directors is authorized by our certificate of incorporation to issue up to 1,939,480 shares of one or more series of serial preferred stock, including the 1,500 authorized shares of Class A preferred stock, 1,000 authorized shares of Class C preferred stock and 100,000 authorized shares of junior preferred stock. Except for the Class A preferred stock, Class C preferred stock and junior preferred stock, no shares of serial preferred stock have been authorized for future issuance by our board. In addition, we have no present plans to issue any such shares, except with respect to the issuance of 100,000 shares of junior preferred stock upon the occurrence, if ever, of events requiring their issuance. In the event that our board of directors does issue additional shares of serial preferred stock, it may exercise its discretion in establishing the terms of such serial preferred stock. In the exercise of such discretion, our board of directors may determine the voting rights, if any, of the series of serial preferred stock being issued, which could include the right to vote separately or as a single class with our common stock and/or other series of serial preferred stock; to have more or less voting power per share than that possessed by our common stock or other series of serial preferred stock; and to vote on certain specified matters presented to the stockholders or on all of such matters or upon the occurrence of any specified event or condition. On our liquidation, dissolution or winding up, the holders of serial preferred stock may be entitled to receive preferential cash distributions fixed by our board when creating the particular series thereof before the holders of our common stock are entitled to receive anything. Serial preferred stock authorized by our board of directors could be redeemable or convertible into shares of any other class or series of our capital stock.

     The issuance of serial preferred stock by our board of directors could adversely affect the rights of holders of our common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The issuance of serial preferred stock could be used to discourage or prevent efforts to acquire control of us through the acquisition of shares of our common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005. American Stock Transfer's telephone number is (212) 936-5100.

                                     EXPERTS


     Our consolidated financial statements as of December 31, 1999, and for the two years then ended, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of Richard A. Eisner & Company, LLP, independent auditors, on their audit of our financial statements, and, in part, on the report of Ernst & Young, independent auditors of the financial statements of one of our wholly owned subsidiaries, Serif (Europe) Limited, as of December 31, 1999 and for the two years then ended, incorporated by reference herein, given upon the authority of these firms as experts in accounting and auditing. The report of Richard A. Eisner & Company, LLP covering the December 31, 1999 consolidated financial statements also contains an emphasis paragraph discussing a federal income tax matter.



     The combined financial statements of PWR Systems as of December 31, 1999 and 1998 and for the two years then ended, incorporated by reference from the current report on form 8-K/A No. 1 of Vizacom Inc. dated April 17, 2000, have been audited by Deloitte & Touche LLP, independent auditors, given upon the authority of this firm as experts in accounting and auditing.



     The consolidated financial statements of Renaissance Computer Art Center, Inc. as of December 31, 1999, and for the year then ended, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of Richard A. Eisner & Company, LLP, independent auditors, given upon the authority of this firm as experts in accounting and auditing.


     The financial statements of Junction 15 as of December 31, 1999, and for the year then ended, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of Silver Levene, independent auditors, given upon the authority of this firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon for us by Kaufman & Moomjian, LLC, Mitchel Field, New York. Neil M. Kaufman, Esq., one of our directors and a member of Kaufman & Moomjian, LLC, owns 56,738 shares of our common stock and options to purchase 305,000 shares of our common stock. In addition, another member of Kaufman & Moomjian, LLC owns 12,500 shares of our common stock and options to purchase 33,000 shares of our common stock.

================================================================================


PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.

                              --------------------




                                TABLE OF CONTENTS


Where you can find more information. . . . . . . . . . . . . . . . . . . . .   2
Our business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Risk factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Forward-looking statements . . . . . . . . . . . . . . . . . . . . . . . . .  14
Use of proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Price range of common stock. . . . . . . . . . . . . . . . . . . . . . . . .  15
Dividend policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Selling securityholders. . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Plan of distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Description of capital stock . . . . . . . . . . . . . . . . . . . . . . . .  22
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Legal matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25




================================================================================


================================================================================






                                5,413,231 shares












                                  VIZACOM INC.


                              --------------------

                                   Prospectus

                              --------------------








                                          , 2000
                                ---------




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee . . . . . . . . . . . . . . . . . . . . .     $   4,074.00
Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . .         5,000.00*
Accounting Fees and Expenses . . . . . . . . . . . . . . . . .         5,000.00*
Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . .        25,000.00*
Printing and Engraving . . . . . . . . . . . . . . . . . . . .        10,000.00*
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . .           926.00*
                                                                   -------------
     Total . . . . . . . . . . . . . . . . . . . . . . . . . .     $  50,000.00*
--------------
*   Estimated


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the provisions of the Certificate of Incorporation and By-Laws of the Registrant, each person who is or was a director or officer of Registrant shall be indemnified by the Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the Registrant, such person shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of such person's duty to the Registrant, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to be indemnified for such expenses.

     The officers and directors of the Registrant are covered by officers' and directors' liability insurance. The policy coverage is $3,000,000, which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $200,000. The Registrant has entered into Indemnification Agreements with each of its executive officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee, as defined.


ITEM 16.  EXHIBITS.


Number    Description
------    -----------
3.1 Composite of Certificate of Incorporation of the Company, as amended to date. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Date of Report: July 1, 1999) (Commission File Number: 1-14076), filed with the Commission on July 15, 1999.)
3.2       By-laws of the Company, as amended.  (Incorporated by reference to
          Exhibit 3.3 to the Company's Annual Report on Form 10-KSB (Commission File Number: 1-14076), for the year ended December 31, 1997, filed with the Commission on April 16, 1998.)
4         Specimen Common Stock Certificate.  (Incorporated by reference to
          Exhibit 4.1 to the Company's Annual Report on Form 10-KSB (Commission File Number: 1-14076), for the year ended December 31, 1997, filed with the Commission on April 15, 1998.)
5         Opinion and consent of Kaufman & Moomjian, LLC.*
23.1      Consent of Ernst & Young.
23.2      Consent of Richard A. Eisner & Company, LLP.
23.3      Consent of Silver Levene
23.4      Consent of Deloitte & Touche, LLP
23.5 Consent of Kaufman & Moomjian, LLC. (Included in legal opinion filed as Exhibit 5.)
24        Powers of Attorney.*
--------------
* Previously filed


ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The Registrant hereby undertakes that it will:

        (1) File, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:
                (a) include any prospectus required by Section 10(a)(3) of the Securities Act;
                (b) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most
                recent  post-effective   amendment   thereof)  which,
                individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
                (c) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
        provided, however, the undertakings set forth in clauses (1) (a) and (1)(b) above shall not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or 15(d) of the Securities Exchange the Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

        (2) For determining any liability under the Securities Act, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

        (3)     File  a   post-effective   amendment   to  remove  from
        registration   any  of  the  securities  that  remain  unsold  at  the
        termination of the offering.

     The Registrant hereby further undertakes that it will for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     The Registrant hereby further undertakes that, for purposes of determining liability under the Securities Act, each of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Teaneck, State of New Jersey, this 19th day of June, 2000.


                                                      VIZACOM INC.


                                        By:       /s/ Mark E. Leininger
                                           -------------------------------------
                                                    Mark E. Leininger
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on June 19, 2000 by the following persons in the capacities indicated.

     /s/ Mark E. Leininger      President, Chief Executive Officer and
-----------------------------   Director (Principal Executive Officer)
      Mark E. Leininger


    /s/ Alan W. Schoenbart      Vice President - Finance, Chief Financial
-----------------------------   Officer (Principal Accounting and
       Alan W. Schoenbart       Financial Officer)


   /s/ Marc E. Jaffe            Chairman of the Board, Secretary and
-----------------------------   Director
      Marc E. Jaffe


   /s/ Norman W. Alexander      Director
-----------------------------
    Norman W. Alexander


                                Director
-----------------------------
     Werner G. Haase


   /s/ Neil M. Kaufman          Director
-----------------------------
      Neil M. Kaufman

    /s/ David N. Salav          Director
-----------------------------
      David N. Salav



   /s/ Vincent DiSpigno         Director
-----------------------------
       Vincent DiSpigno

                                  EXHIBIT INDEX




Number   Description
------   -----------
3.1 Composite of Certificate of Incorporation of the Company, as amended to date. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Date of Report: July 1, 1999) (Commission File Number: 1-14076), filed with the Commission on July 15, 1999.).
3.2       By-laws of the Company, as amended.  (Incorporated by reference to
          Exhibit 3.3 to the Company's Annual Report on Form 10-KSB (Commission File Number: 1-14076), for the year ended December 31, 1997, filed with the Commission on April 16, 1998.).
4         Specimen Common Stock Certificate.  (Incorporated by reference to
          Exhibit 4.1 to the Company's Annual Report on Form 10-KSB (Commission File Number: 1-14076), for the year ended December 31, 1997, filed with the Commission on April 15, 1998.).
5         Opinion and consent of Kaufman & Moomjian, LLC.*
23.1      Consent of Ernst & Young.
23.2      Consent of Richard A. Eisner & Company, LLP.
23.3      Consent of Silver Levene.
23.4      Consent of Deloitte & Touche, LLP.
23.5 Consent of Kaufman & Moomjian, LLC. (Included in legal opinion filed as Exhibit 5.).
24        Powers of Attorney.*
--------------
* Previously filed